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                                                                     EXHIBIT 12

                               SMITH BARNEY INC.

February 15, 1996

The Board of Directors
Forum Group, Inc.
11320 Random Hills Road
Fairfax, Virginia 22030

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Forum Group, Inc., other than Marriott International, Inc. ("Marriott") and its affiliates, of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 15, 1996 (the "Merger Agreement"), by and among Marriott, FG Acquisition Corp., a wholly owned subsidiary of Marriott ("Purchaser"), and Forum. As more fully described in the Merger Agreement, (i) Purchaser will commence a tender offer to purchase all outstanding shares of the common stock, no par value, of Forum (the "Forum Common Stock") at a purchase price of $13.00 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Purchaser will be merged with and into Forum (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Forum Common Stock not previously tendered will be converted into the right to receive $13.00 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Forum concerning the business, operations and prospects of Forum. We examined certain publicly available business and financial information relating to Forum as well as certain financial forecasts and other data for Forum which were provided to us by or otherwise discussed with the management of Forum. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Forum Common Stock; the historical and projected earnings and operating data of Forum; and the capitalization and financial condition of Forum. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Forum. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Forum that such forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Forum as to the future financial performance of Forum. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Forum nor have we made any physical inspection of the properties or assets of Forum. In connection with our engagement, we were requested to approach on a limited basis, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Forum; however, we were not requested to, and did not, participate in the negotiation or structuring of the Transaction. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

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Smith Barney has been engaged to render financial advisory services to Forum with respect to this opinion and will receive a fee for our services. In the ordinary course of our business, we and our affiliates may actively trade the securities of Forum and Marriott for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Forum and Marriott.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Forum in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of Forum Common stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by holders of Forum Common Stock (other than Marriott and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.

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